Exhibit (e)2

                                    AMENDMENT
                                       TO
                             UNDERWRITING AGREEMENT

          This Amendment (the "Amendment") is made as of the 1st day of April, 2008, by and among Allegiant Advantage Fund (the "Trust") and Professional Funds Distributor, LLC ("PFD").

          WHEREAS, the Trust and PFD entered into an Underwriting Agreement dated as of August 25, 2004, relating to PFD's provision of underwriting services to the Trust; and

          WHEREAS, pursuant to Section 16 of the Agreement, the parties wish to amend the Agreement as set forth below.

          NOW THEREFORE, the Agreement shall be amended as follows:

     1. All references in the Agreement to "The Armada Advantage Fund" shall be deemed to refer to "Allegiant Advantage Fund."

     2. The first sentence of Section 9 is hereby deleted and replaced in its entirety with the following: "As compensation for services rendered by PFD during the term of this Agreement, the Fund will pay to PFD a fee or fees as may be agreed to in writing by the Fund and PFD. Such fees shall be paid pursuant to the Rule 12b-1 plans, as amended, adopted by the Fund's Board of Trustees."

     3. Except as amended hereby, the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

ALLEGIANT ADVANTAGE FUND


      By:    /s/ Kathleen T. Barr
             --------------------
      Name:  Kathleen T. Barr
             ----------------
      Title: Chief Administrative Officer
             ----------------------------

      PROFESSIONAL FUNDS DISTRIBUTOR, LLC

      By:    /s/ Philip H. Rinnander
             -----------------------
      Name:  Philip H. Rinnander
             -------------------
      Title: President
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